UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2008

Mattson Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-24838	77-0208119
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

47131 Bayside Parkway
Fremont, California    94538
(Address of principal executive offices including zip code)

(510) 657-5900
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities.

On September 10,2008, the Company announced a Cost Alignment Plan to reduce headcount and optimize facilities worldwide. As a result of the Plan, the Company will eliminate approximately 80 positions, or about 14 percent of the Company's global workforce. Manufacturing positions comprise approximately 50% of the positions impacted, primarily as a result of the Company's efforts to expand outsourcing operations for systems that are currently manufactured in Germany. On September 10, 2008, the Company began providing notices to impacted employees whose employment would be terminated as part of the restructuring efforts. It is expected that the headcount reduction and other cost alignment activities will be completed by the end of the second quarter of 2009.

The Company anticipates that the Plan will result in annualized savings of approximately $6 million. The Company expects to record restructuring-related charges in the range of $4.5 million to $5.5 million in connection with the Plan. These one-time pre-tax charges will be comprised of employee severance pay expenses and facility optimization costs and represents cash expenditures. The Company estimates that it will record employee severance pay expenses in the range of $2.5 million to $3.0 million and facilities optimization costs in the range of $2.0 million to $2.5 million. This will result in an adverse impact on the Company's third quarter earnings, and will impact subsequent quarters until the Plan is completely executed. The full text of the Company's press release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.
Exhibit	Description
99.1	September 10, 2008 Press Release by Mattson Technology, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 10, 2008

Mattson Technology, Inc.

By: /s/ Andy Moring

Andy Moring
Executive Vice-President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	September 10, 2008 Press Release by Mattson Technology, Inc. Also provided in PDF format as a courtesy.